Exhibit 99

                                                                                                          CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Appoints Jay Craig President and Chief Operating Officer

TROY, Mich. (June 10, 2014) — Meritor, Inc. (NYSE: MTOR) today announced the appointment of Jay Craig as president and chief operating officer (COO), effective June 9, 2014. Craig will continue to report directly to Ike Evans, chairman and CEO.

“In Jay’s new role, he’ll have responsibility for both of our business segments – Commercial Truck & Industrial and Aftermarket & Trailer – while helping lead the company toward the successful execution of our strategic M2016 initiatives,” Evans said. “Jay and I have worked closely together over the past year and share a common vision for the company’s future. His commercial experience, in addition to his extensive financial background, makes him the ideal candidate for this position.”

Previously, Craig was senior vice president and president of Meritor’s Commercial Truck & Industrial segment. He served as senior vice president and chief financial officer at Meritor from 2009 to 2013 and has held various positions at the company since 2006. Before joining Meritor, he was president and CEO of General Motors Acceptance Corp.’s (GMAC) Commercial Finance organization from 2001 to 2006, and president and CEO of GMAC’s Business Credit division until 2001. He joined GMAC in 1997 from Deloitte & Touche where he served as an audit partner.

Craig holds a Bachelor of Science degree in accounting from Michigan State University and a Master of Business Administration from Duke University in Durham, North Carolina.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

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